EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-02418, 333-40106 and 333-62134 on Form S-8 of our report dated March 30, 2005, relating to the financial statements and financial statement schedule of Smith Micro Software, Inc. appearing in this Annual Report on Form 10-K of Smith Micro Software, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP
Costa Mesa, California
March 30, 2005